   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1998
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                           SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:

 [ ] Preliminary Proxy Statement

 [ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))

 [ ] Definitive Proxy Statement

 [ ] Definitive Additional Materials

 [X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    AMERICAN BANKERS INSURANCE GROUP, INC.

                             -------------------

               (Name of Registrant as Specified in Its Charter)

                             CENDANT CORPORATION

                             -------------------

     (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):________

     (4) Proposed maximum aggregate value of transactions:_____________________

     (5) Total fee paid.

------------

 [ ] Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                ----------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
                                                      ------------------------
     (3) Filing Party:
                      --------------------------------------------------------
     (4) Date Filed:
                    ----------------------------------------------------------

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


                                              For Immediate Release


                CENDANT RESPONDS TO AMERICAN BANKERS AND AIG
                --------------------------------------------

STAMFORD, CT and PARSIPPANY, NJ, February 6, 1998 -- In response to the press release issued today by American Bankers Insurance Group Inc. (NYSE: ABI), Cendant Corporation (NYSE: CD) said, "We are gratified that notwithstanding the contractual constraints placed upon the ABI Board, it clearly could not continue to fully support AIG's $47 bid in the face of our superior $58 proposal.

"We stand ready to meet with the ABI Board and its advisors to provide requested information about Cendant and our proposal. Unfortunately, the ABI Board has entered into a contract with AIG that ABI has described as precluding it from entering into discussions with any party other than AIG.

"Nevertheless, we can publicly address the specific issues raised by ABI and point out that:

o Cendant is a financially strong builder of companies, with a market capitalization exceeding $32 billion. We enjoy an investment grade rating of A from three separate rating agencies, which compares with ABI's lower ratings.

o Cendant's business plan for American Bankers, like all of our acquisitions, is for accelerated growth as a member of the premier direct marketing company in the world. This is our comparative advantage. Considerable benefits would result from combining the direct marketing strengths of Cendant and ABI by providing Cendant's formidable distribution channels to ABI for the sale of its products, as well as utilizing ABI's existing distribution channel for Cendant's broad array of products and services.

o Cendant stands able and ready to infuse ABI or its subsidiaries with appropriate capital for growth."

With respect to the lawsuit filed by AIG today, Cendant said, "We will file a registration statement with respect to the shares we would issue in connection with our proposal in a timely fashion, when appropriate. This issue, like the canards and misinformation contained in today's full page AIG advertisement and the baseless litigation filed by AIG which we will vigorously contest, are simply distractions from the major issue. WHAT IS IMPORTANT IS THE VALUE DELIVERED TO ABI SHAREHOLDERS. WE CONTINUE TO
BELIEVE THAT SHAREHOLDERS SHOULD HAVE THE OPPORTUNITY TO RECEIVE THE
HIGHEST POSSIBLE VALUE FOR THEIR SHARES AS REPRESENTED BY THE CENDANT
OFFER."

Cendant's proposal to acquire American Bankers is for $58 per share in cash and stock, for an aggregate of approximately $2.7 billion on a fully diluted basis, 23% more than the American International Group proposal.

Cendant (NYSE: CD) is the world's premier provider of consumer and business services. With a market capitalization of approximately $32 billion, it ranks among the 100 largest U.S. corporations. Cendant operates in three principal segments: Membership, Travel and Real Estate Services. In Membership Services, Cendant provides access to travel, shopping, auto, dining, and other services through more than 73 million memberships worldwide. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services and the second largest fleet management company. In Real Estate Services, Cendant is the world's premier franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. Headquartered in Stamford, CT and Parsippany, NJ, the company has more than 35,000 employees, operates in over 100 countries and makes approximately 100 million customer contacts annually:

Investor Contact:                  Media Contact:           or:
Laura P. Hamilton                  Elliot Bloom             Roanne Kulakoff/Jim Fingeroth
Senior Vice President              Vice President           Kekst and Company
Investor Relations                 Public Relations
and Corporate Communications       (973) 496-8414           (212) 521-4800
(203) 965-5114

Cendant and certain other persons named below may be deemed to be participants in the solicitation of proxies in opposition to the proposed merger of American Bankers and a subsidiary of AIG which will be sent to shareholders of American Bankers promptly after it is finalized in accordance with the Federal securities laws. The participants in the solicitation of proxies in opposition to the proposed AIG merger include the directors of Cendant: Walter A. Forbes, Henry R. Silverman, James E. Buckman, Bartlett Burnap, Leonard S. Coleman, T. Barnes Donnelly, Martin L. Edelman, Frederick D. Green, Stephen A. Greyser, Dr. Carole G. Hankin, Stephen P. Holmes, Robert D. Kunisch, Christopher K. McLeod, Michael P. Monaco, The Rt. Hon. Brian Mulroney, P.C., LL. D., Robert E. Nederlander, Burton C. Perfit, Anthony G. Petrello, Robert W. Pittman, E. John Rosenwald, Jr., Robert P. Rittereiser, Stanley M. Rumbough, Jr., Leonard Schutzman, E. Kirk Shelton, Robert F. Smith, John D. Snodgrass, Craig R. Stapleton and Robert T. Tucker; and the following officers of Cendant: Samuel L. Katz, Cosmo Corigliano,
John Fullmer, Laura T. Hamilton, Elliot Bloom, Ronen Stauber, Eric J. Bock and Cindy C. Hodnett. Certain directors of Cendant are also officers of Cendant. Cendant may contact holders of shares of American Bankers preferred stock and common stock by mail, telephone, facsimile, telegraph, the Internet, newspapers or other publications of general distribution and personal interviews.

As of the date of this communication, the directors and executive officers of Cendant do not beneficially own any of American Bankers' equity securities. Cendant is the beneficial holder of 371,200 shares of American Bankers common stock and 99,900 shares of American Bankers preferred stock.